UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2025

Fulcrum Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38978	47-4839948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Landsdowne Street
Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 651-8851

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FULC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 29, 2025, Fulcrum Therapeutics, Inc., or Fulcrum, announced its financial results for the quarter ended June 30, 2025. The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On July 29, 2025, Fulcrum announced results from the 12 mg dose cohort of its Phase 1b clinical trial of pociredir in sickle cell disease, or SCD, following conclusion of the 12-week treatment period (n=16). Results are as follows:

•
Mean absolute fetal hemoglobin, or HbF, increased by 8.6% at 12 weeks of treatment with pociredir, representing an increase from a baseline of 7.6% to 16.2%. Seven of 16 patients achieved absolute HbF levels greater than 20% after 12 weeks of treatment with pociredir. HbF levels of 20% are associated with approximately 90% of individual patients experiencing zero vaso-occlusive crises, or VOCs, per year, based on a recent analysis of real-world data conducted by Fulcrum, which has been accepted for publication at the 20th Annual Sickle Cell & Thalassaemia Conference (ASCAT), to be held in London, United Kingdom, October 1-4, 2025.
•
Proportion of F-cells (HbF-containing red blood cells) increased from a mean of 34% at baseline to 67% at 12 weeks of treatment (n=8), consistent with pan-cellular HbF induction (evenly distributed across red blood cells). F-cells are resistant to red blood cell sickling and hemolysis because of HbF-mediated inhibition of sickle hemoglobin polymerization. Consequently, a higher proportion of F-cells is associated with improved red blood cell health.
•
Markers of hemolysis and erythropoiesis improved with pociredir treatment at 12 weeks:
o
Decreased indirect bilirubin (mean decrease of 37%)
o
Decreased lactate dehydrogenase (mean decrease of 28%)
o
Decreased red cell distribution width (mean decrease of 27%), indicating a more uniform red blood cell population
o
Decreased reticulocyte counts (mean decrease of 30%), indicating healthier bone marrow function
•
Mean hemoglobin concentration increased by 0.9 g/dL at 12 weeks of treatment with pociredir, from a baseline of 7.8 g/dL to 8.7 g/dL. Together with the observed decrease in reticulocyte counts, the increase in total hemoglobin indicates that pociredir decreased red blood cell destruction and showed reductions in anemia.
•
A trend of reduced VOC rates was observed during the study period (as assessed by VOCs reported as adverse events, or AEs), compared to cohort patients’ VOC frequency over the 6–12 months prior to enrollment. Eight of 16 patients (50%) reported no VOCs during the treatment period (12 weeks); three VOCs occurred during the follow-up period as of the June 26, 2025 data cut-off date.
•
Through the completion of the 12 mg dose cohort, pociredir has been dosed in 135 adults, including 76 subjects in multiple dose cohorts up to 12 weeks.
o
103 healthy subjects, including 44 who received pociredir from 10 to 14 days treatment duration
o
32 SCD patients who received pociredir up to 12 weeks treatment duration
•
The safety profile for pociredir observed in the 12 mg dose cohort was consistent with previously reported safety data. Pociredir was generally well-tolerated, with no drug-related serious adverse events and no discontinuations due to treatment-emergent adverse events through the completion of the 12 mg dose cohort. In addition, all treatment-related adverse events were Grade 1.
•
Additional observations after completion of the 4-week follow-up period for 12 mg dose cohort (ongoing) will be shared at a future medical meeting.

The 12 mg data (n=16) discussed in this press release relates to cohort 3b (incomplete prior 12 mg cohort (3a) conducted prior to study hold not included in this analysis).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1+	Press Release issued July 29, 2025, announcing financial results for the quarter ended June 30, 2025
99.2*	Presentation issued July 29, 2025, announcing results from the 12 mg Dose Cohort of the Phase 1b PIONEER Trial of Pociredir in Sickle Cell Disease
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Furnished herewith.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULCRUM THERAPEUTICS, INC.

Date:	July 29, 2025	By:	/s/ Alex C. Sapir
Name: Alex C. Sapir Title: President and Chief Executive Officer